Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 27 June 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Rio Tinto Group’s Annual Report on Form 20-F for the year ended 31 December 2006.

PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants	Chartered Accountants
London, United Kingdom	Perth, Australia
7 December 2007	7 December 2007